SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement

    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to §240.14a-12

G-III APPAREL GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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G-III APPAREL GROUP, LTD.

Dear Stockholder:

You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Thursday, June 9, 2005 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to (i) elect seven directors to serve on the Company's Board of Directors and (ii) ratify the appointment of Ernst & Young LLP as the independent certified public accountants of the Company. At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,
MORRIS GOLDFARB Chief Executive Officer

May 4, 2005

G-III APPAREL GROUP, LTD.

512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. (the "Company") will be held on Thursday, June 9, 2005 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103, for the following purposes:

1.    To elect seven directors to serve for the ensuing year.

2.    To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending January 31, 2006.

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 3, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

WAYNE S. MILLER Secretary

New York, New York
May 4, 2005

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

P  R  O  X  Y   S  T  A  T  E  M  E  N  T

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about May 10, 2005) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of G-III Apparel Group, Ltd. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 9, 2005, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: (i) seven directors will be elected to serve on the Company's Board of Directors and (ii) the appointment of Ernst & Young LLP as the independent certified public accountants of the Company for the fiscal year ending January 31, 2006 will be ratified.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy and (ii) the appointment of Ernst & Young LLP as the independent certified public accountants of the Company.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, "for" the ratification of the appointment of Ernst & Young LLP as the independent certified public accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On May 3, 2005, there were 7,532,115 shares of Common Stock outstanding (excluding those held in treasury by the Company). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 3, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 31, 2005 (except as otherwise noted in the footnotes) regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and director nominee of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Aron Goldfarb(1)	956,355	(2)	13.1%
Morris Goldfarb(1)	3,016,326	(3)	39.9%
Thomas J. Brosig	12,400	(4)	*
1174 Glendale Place Gulfport, MS 39507
Pieter Deiters(1)	0		*
Alan Feller(1)	16,075	(5)	*
Carl Katz(1)	120,000	(6)	1.6%
Willem van Bokhorst	24,550	(7)	*
Julianaplein 5 Curaçao, Netherlands Antilles
Richard White(1)	10,400	(8)	*
George J. Winchell	13,550	(9)	*
c/o Sea Oaks 8785 Lakeside Boulevard Vero Beach, FL 32963
Dimensional Fund Advisors Inc.	411,215	(10)	5.6%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401
Wynnefield Capital Group	463,757	(11)	6.4%
450 Seventh Avenue, Suite 509 New York, NY 10123
Buckingham Capital Management	601,300	(12)	8.3%
750 Third Avenue, Sixth Floor New York, NY 10017
Jeanette Nostra-Katz(1)	120,000	(13)	1.6%
Keith Sutton Jones(1)	140,975	(14)	1.9%
Wayne S. Miller(1)	108,199	(15)	1.5%
Deborah Gaertner(1)	26,075	(16)	*
Neal Nackman(1)	4,000	(17)	*
All directors and executive officers as a group (14 persons)	4,448,905	(18)	56.2%

*	Less than one percent

(1)	The address of such individual is c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018.

(2)	Includes 25,000 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(3)	Includes (i) 285,000 shares of common Stock which may be acquired within 60 days upon the exercise of options; (ii) 130,000 shares of Common Stock held in a trust, of which Mr. Goldfarb's wife is one of two trustees with shared voting and dispositive power, for the benefit of Mr. Goldfarb's daughter; (iii) 130,000

(footnotes continued on next page)

(footnotes continued from previous page)

shares of Common Stock held in a trust, of which Mr. Goldfarb's wife is one of two trustees with shared voting power, for the benefit of Mr. Goldfarb's son; (iv) 9,889 shares of Common Stock owned by Mr. Goldfarb's wife; (v) 287,800 shares of Common Stock held by Morris and Arlene Goldfarb as joint tenants; and (vi) 72,250 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the Managing Member.

(4)	Shares may be acquired within 60 days upon the exercise of options.

(5)	Includes 10,400 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(6)	Consists of 11,000 shares of Common Stock held by Ms. Nostra-Katz, an executive officer of the Company, and 108,000 shares of Common Stock which may be acquired within 60 days upon exercise of options.

(7)	Includes 15,400 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(8)	Shares may be acquired within 60 days upon the exercise of options.

(9)	Includes 9,400 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(10)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005 (the "DFA Schedule 13G") by Dimensional Fund Advisors Inc. ("DFA"), a registered investment advisor. The DFA Schedule 13G states that DFA is deemed to have beneficial ownership of 411,215 shares of Common Stock, all of which shares are owned by advisory clients of DFA, no one of which, to the knowledge of DFA, owns more than 5% of the outstanding Common Stock. In the DFA Schedule 13G, DFA disclaims beneficial ownership of such shares.

(11)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005 (the "Wynnefield Schedule 13G") by the Wynnefield Capital Group. The Wynnefield Schedule 13G states that Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc. and Nelson Obus (collectively, the "Wynnefield Capital Group") are deemed to have beneficial ownership of an aggregate of 463,757 shares of Common Stock.

(12)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on January 19, 2005, (the "BCM Schedule 13G") by Buckingham Capital Management Incorporated ("BCM"), a registered investment advisor. The BCM Schedule 13G states that BCM is deemed to have beneficial ownership of 601,300 shares of Common Stock.

(13)	Consists of 1,000 shares of Common Stock held by Mr. Katz and 108,000 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(14)	Includes 30,000 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(15)	Shares may be acquired within 60 days upon the exercise of options.

(16)	Includes 14,900 shares of Common Stock which may be acquired within 60 days upon the exercise of options and 1,000 shares owned by Ms. Gaertner's husband.

(17)	Shares may be acquired within 60 days upon the exercise of options.

(18)	Includes 633,099 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	54	1974	Co-Chairman of the Board and Chief Executive Officer of the Company. Mr. Goldfarb has served as an executive officer of the Company and its predecessors since the Company's formation in 1974. Mr. Goldfarb currently serves as a director of Lakes Entertainment, Inc.
Thomas J. Brosig	55	1992	Mr. Brosig is currently retired. From January, 1999 through February, 2002, he served as President, Mid-South Region, Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including its President from September, 1996 to January 1999. From January 1999 to October 1999, he served as President and was a Director of Lakes Entertainment, Inc. Mr. Brosig currently serves as a Director of Mountaineer Gaming Inc.
Pieter Deiters	62	2005	Mr. Deiters has been a member of the supervisory board of Tootal N.V. Enshede, a textile trading company in the Netherlands, since 2002 and an advisor to Bandolera B.V., a womens clothing manufacturer in the Netherlands, since 2000. Since 1998, Mr. Dieters has been a senior member of the Turn Around Management Team of the European Bank for Reconstruction and Development and Vice President of the Supervisory Board of Royal Ten Cate Companies, KTC, a Netherlands company quoted in the Euronext Stock Market. Mr. Deiters is a director of Farbo Holding AG.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Alan Feller	63	1996	Mr. Feller is currently retired. Mr. Feller was the Company's Chief Financial Officer from December 1989 to April 1998, and served as the Company's Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to the Company from May 1998 through October 1999.
Carl Katz	64	1989	Mr. Katz is currently retired. Mr. Katz was Executive Vice President of the Siena Leather division ("Siena") of the Company from 1989 until January 2003. Mr. Katz had been an executive of Siena since 1981.
Willem van Bokhorst	59	1989	Managing Partner of STvB Advocaten, a Netherlands Antilles law firm with offices in Amsterdam and Curaçao for more than the past five years.
Richard White	51	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002 he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of ActivCard Corp., a company which develops digital identity and authentication software and hardware, and Escalade Inc., a manufacturer of sporting goods and office products. Mr. White previously served as a director of the Company from November 1991 to July 1993.

Aron Goldfarb, a greater than 10% stockholder and co-Chairman of our board of directors until the 2005 Annual Meeting of Stockholders, and Morris Goldfarb are father and son, respectively. Aron Goldfarb has decided not to stand for re-election as a director. Carl Katz and Jeanette Nostra-Katz, President of the Company, are married to each other.

The Board of Directors of the Company has several committees, including an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. The Board of Directors held four meetings and acted by unanimous written consent once during the fiscal year ended January 31, 2005. During the fiscal year ended January 31, 2005, each director in office during such fiscal year attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he served during the time period in which he served.

The Executive Committee, composed of Morris Goldfarb, Aron Goldfarb and Carl Katz, is vested with the powers of the Board of Directors, to the fullest extent permitted by law, between meetings of the Board. The Executive Committee did not act during the fiscal year ended January 31, 2005.

The Audit Committee, composed of Thomas Brosig, Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of the

Company's financial statements, (ii) the qualifications and independence of the Company's independent auditors, (iii) the performance of the Company's internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. ("Nasdaq") and under the Securities Exchange Act of 1934. The Board has further determined that each of Messrs. Feller, Brosig and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times and acted by unanimous written consent twice during the fiscal year ended January 31, 2005. A current copy of the Audit Committee's charter is available on the Company's website at www.g-iii.com.

In April 2004, the Board of Directors combined the Company's Compensation Committee and previously existing Option Committee into a single Compensation Committee. The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company's directors and executive officers. The members of the Compensation Committee are Willem van Bokhorst and George Winchell. Mr. Winchell has decided not to stand for re-election at the 2005 Annual Meeting. In April 2005, the Board appointed Richard White to serve as a member of the Compensation Committee. The Board of Directors has determined Messrs. Winchell, van Bokhorst and White are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The current Compensation Committee acted once by unanimous written consent during the year ended January 31, 2005 and met in March 2005 to determine executive bonuses with respect to the year ended January 31, 2005. A current copy of the Compensation Committee's charter is available on the Company's website at www.g-iii.com.

Prior to April 2004, the Board maintained separate option and compensation committees. The Option Committee was composed of George Winchell and Willem van Bokhorst and was empowered to oversee and make all decisions regarding the Company's 1989 Stock Option Plan and the Company's 1997 Stock Option Plan. These functions are now the responsibility of the current Compensation Committee. The Option Committee acted once by unanimous written consent during the fiscal year ended January 31, 2005. The prior Compensation Committee, composed of Thomas Brosig and Alan Feller, was empowered to establish and review compensation practices and policies of the Company and to recommend and/or set the compensation for the executive officers and key employees of the Company as well as to authorize and approve employment agreements. These functions are now the responsibility of the current Compensation Committee. The former Compensation Committee acted once by unanimous written consent during the fiscal year ended January 31, 2005.

In April 2004, the Board of Directors established a Nominating Committee to assist the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Messrs. Brosig, White and Winchell. The Board of Directors has determined that all of the members of the Nominating Committee are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating Committee met once during the fiscal year ended January 31, 2005. A current copy of the Nominating Committee's charter is available on the Company's website at www.g-iii.com.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, the Company's stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating Committee of the Board of Directors, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by January 10, 2006 to be considered for the 2006 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of the Company's Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the Nasdaq listing standards) and the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source.

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder's address and the number of shares of the Company's Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of the Company will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Seven of the Company's nine directors attended the 2004 Annual Meeting of Stockholders.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE SEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THEIR ELECTION.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers for the fiscal year ended January 31, 2005 for services in all capacities to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation(2)	Options	All Other Compensation
Morris Goldfarb	2005	$650,000	—	—	—	$58,040(4)
Chief Executive Officer	2004	$650,000	$746,315	$50,000(3)	—	$58,040(4)
	2003	$650,000	$8,098		50,000	$56,750(4)
Jeanette Nostra-Katz	2005	$375,000	$50,000	—	—	$14,211(5)
President	2004	$375,000	$200,000	—	—	$14,211(5)
	2003	$341,667	$75,000	—	25,000	$14,211(5)
Wayne S. Miller	2005	$300,000	$50,000	—	—	$35,776(5)
Senior Vice President, Chief	2004	$300,000	$175,000	—	—	$35,980(5)
Operating and Financial	2003	$274,667	$50,000	—	25,000	$14,065(5)
Officer, Treasurer and Secretary
Deborah Gaertner	2005	$275,000	$36,300	—	—	—
Vice President – Women's	2004	$250,000	$25,000	—	—	—
Sales Division of G-III	2003	$245,933	$15,000	—	—	—
Leather Fashions, Inc.
Keith Sutton Jones	2005	$205,000	$25,000	$68,826(6)	—	—
Vice President – Foreign	2004	$205,000	$30,000	$70,148(6)	—	—
Manufacturing G-III Leather	2003	$205,000	$15,000	$71,074(6)	—	—
Fashions, Inc.

(1)	Represents the fiscal year ended January 31 of that year.

(2)	Amounts reflected do not include perquisites and other personal benefits received by any named executive, the aggregate of which, in all instances, was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(3)	Represents a contribution to a supplemental pension trust pursuant to the terms of Mr. Goldfarb's employment agreement. See "Employment Agreement."

(4)	Amounts represent insurance premiums paid by the Company for life insurance on Mr. Goldfarb for the benefit of his wife and tax services paid by the Company.

(5)	Amounts represent insurance premiums paid by the Company for life and long-term disability insurance.

(6)	Amounts represent lease payments made by the Company for Mr. Jones' personal residence in South Korea in 2004 and 2003 and in China in 2005.

The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended January 31, 2005 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise (#)	Value Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Morris Goldfarb(3)	40,500	$111,610	285,500	30,000	$1,365,350	$49,800
Jeanette Nostra Katz(4)	—	—	112,000	15,000	$447,345	$24,900
Wayne S. Miller	—	—	108,199	15,000	$348,816	$24,900
Deborah Gaertner(3)	1,650	$7,607	14,900	600	$72,424	$1,161
Keith Sutton Jones(3)	2,000	$9,260	30,000	—	$171,800	—

(1)	Computed based on the difference between the last sale price per share of the Common Stock of $8.06 on January 31, 2005 and the exercise price of each option.

(2)	Computed based on the difference between the last sale price per share of the Common Stock on the dates of exercise and the exercise price of each option.

(3)	Ms. Gaertner, Mr. Goldfarb and Mr. Sutton Jones have not sold any of the shares of Common Stock acquired in connection with these exercises.

(4)	Excludes 5,200 options held by Ms. Nostra-Katz' husband, Carl Katz, a director of the Company.

Employment Agreement

The Company has an employment agreement with Morris Goldfarb effective through January 31, 2008. Two years prior to the expiration of the term of the agreement, it will automatically be extended for an additional year unless prior to that time either the Company or Mr. Goldfarb provides a written notice that the term should not be extended any further. The agreement provides for an annual base salary of $650,000, with increases at the discretion of the Board of Directors. The agreement also provides for a $2,000,000 life insurance policy which names Mr. Goldfarb's wife as beneficiary and an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income in excess of $2,000,000 up to 6% of pre-tax income in excess of $2,000,000 if pre-tax income exceeds $4,000,000. Pursuant to the employment agreement, the Company will contribute $50,000 per year to a supplemental pension trust for Mr. Goldfarb's benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb's employment is terminated (i) by the Company without cause or (ii) by Morris Goldfarb because of a material breach by the Company of the agreement, in either case at any time after a "Change in Control" (as defined in the employment agreement), then Mr. Goldfarb will be entitled to receive from the Company, in general, (a) an amount equal to 2.99 times his base salary and bonus, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

Compensation of Directors

The Company has a policy of compensating directors who are not employees of, or consultants to, the Company ("Non-Employee Directors") at a rate of $15,000 per year, in addition to $1,000 per Board or committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Aron Goldfarb, a director of the Company, acts as a consultant to the Company and is paid at the rate of $1,000 per month for services rendered in such capacity. The Company also provides Mr. Goldfarb with a leased automobile and related automobile insurance as well as medical insurance for Mr. Goldfarb and his wife.

1999 Stock Option Plan for Non-Employee Directors

Pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the "1999 Plan"), the Company automatically grants options to purchase shares of Common Stock on an annual basis to Non-Employee Directors. Subject to adjustment to reflect stock splits and other capital changes, there were approximately 80,950 shares available for issuance under the 1999 Plan as of January 31, 2005.

Under the 1999 Plan, which is administered by the Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 2,000 shares of Common Stock on the day after each annual meeting of the Company's stockholders. Additionally, the 1999 Plan provides that the Board of Directors, acting in its discretion, may make a one-time grant of an option to purchase up to 10,000 shares of Common Stock to an individual when he or she first becomes a Non-Employee Director. All options issued under the 1999 Plan are exercisable at a per share exercise price equal to the closing sale price of a share of Common Stock on the grant date.

The Board of Directors determined that the annual option grant after the 2004 Annual Meeting would be for 2,000 shares and also has determined that the annual option grant after the 2005 Annual Meeting will be for 2,000 shares. Accordingly, each of Messrs. Brosig, Feller, Katz, van Bokhorst, White and Winchell received an option to purchase 2,000 shares of Common Stock at an exercise price of $7.77 per share following his re-election to the Board at the 2004 Annual Meeting. Additionally, each of Messrs. Brosig, Deiters, Feller, Katz, van Bokhorst and White will receive an option to purchase 2,000 shares of Common Stock if he is re-elected to the Board at the 2005 Annual Meeting.

Upon his election to the Board of Directors in January 2005, Mr. Deiters received an option to purchase 10,000 shares of Common Stock at an exercise price of $6.70 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee with respect to the fiscal year ended January 31, 2005 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

General.    In April 2004, the Board of Directors combined the Company's Compensation Committee and Option Committee into a single Compensation Committee. In accordance with Nasdaq rules and the Compensation Committee Charter adopted by the Board of Directors, fiscal 2005 compensation of the Company's executive officers was determined by the Compensation Committee.

The Company's compensation policies have evolved over the years since the Company's initial public stock offering in December 1989. At the time of the public offering and periodically since then, the compensation levels of the Company's executive officers were reviewed and compared to officers of other publicly held apparel companies.

One of the Company's strengths is a strong management team. The compensation program is designed to enable the Company to attract, retain and reward capable employees who contribute to the Company's success. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation policies are intended to (i) attract and retain the most highly qualified managerial and executive talent; (ii) afford appropriate incentives to produce superior performance; (iii) emphasize sustained performance by aligning rewards with stockholder interests; (iv) motivate executives and employees to achieve the Company's annual and long-term business goals; and (v) reward executives for superior individual contributions to the Company. To implement these policies, the Company has designed an executive compensation program consisting, in general, of base salary, annual bonus plan and stock options.

Effect of Section 162(m) of the Code.    Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation is generally prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to any of its chief executive officer or next four most highly compensated executive officers in a single taxable year. However, Section 162(m) of the Code provides an exception for "performance-based" remuneration, including remuneration attributable to certain stock options. The Compensation Committee expects to keep non-"performance-based" remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance-based" remuneration.

Base Salary.     Base salaries reflect individual responsibilities, experience, leadership and contribution to the success of the Company. Annual salary adjustments are generally determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of the Company and the competitive marketplace. During the fiscal year ended January 31, 2005, the Committee granted a salary increase to Deborah Gaertner. No other the executive officer named in the Summary Compensation Table received a salary increase during fiscal 2005.

Annual Bonuses.     Annual bonuses for executive officers are intended to be based on achieving pre-determined goals, as well as on discretionary considerations. The Company has an incentive compensation plan for divisional personnel. Upon achievement of the required performance goals, individual awards are determined as variable percentages of the executive's base salary, depending on the extent to which performance goals are attained.

Ms. Gaertner is the only executive officer who participated in the divisional plan in fiscal 2005. The calculation of her bonus pursuant to the terms of the plan was approved by the Committee.

Because the Committee believes that base salaries of executive officers are conservative when compared to other comparable companies, the Committee also retains authority to award bonuses on a discretionary basis reflecting, for example, excellent performance in unusual or difficult circumstances. Individual bonuses may also be awarded to executive officers based on job performance or other criteria within the discretion of the Committee. The Committee considers the recommendation of the Company's Chief Executive Officer in awarding discretionary bonuses to other executive officers. Discretionary bonuses awarded to Ms. Nostra-Katz and Messrs. Miller and Sutton-Jones are reflected in the Summary Compensation Table set forth in this Proxy Statement. The Compensation Committee made all determinations regarding the award of bonuses to executive officers with respect to fiscal 2005.

Compensation of the Chief Executive Officer.     Pursuant to his employment agreement, Mr. Goldfarb received a base annual salary of $650,000 during fiscal 2005. Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb's unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by the Company. Under the terms of his incentive provision, Mr. Goldfarb did not receive a bonus with respect to fiscal 2005. A more complete description of Mr. Goldfarb's employment agreement is set forth earlier in this proxy statement under the heading "Employment Agreement."

Stock Options.     The Company adopted the 1989 Plan in 1989 and increased the number of shares issuable under the 1989 Plan in January 1992 and June 1994. In 1997, the Company adopted the 1997 Stock Option Plan and increased the number of shares available for issuance in 1999 and 2003. The 1989 Plan and the 1997 Plan were administered by the former Option Committee until April 2004. Commencing in April 2004, the Compensation Committee began to administer these plans.

The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Stock option awards provide a long-term view and incentives tied to growth in stockholder value. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

Compensation Committee Willem van Bokhorst George Winchell

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing the Company's accounting and financial reporting processes and reviewing and discussing the Company's audited financial statements with management.

Management is responsible for the Company's financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of the Company's financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

Review of Audited Financial Statements.    The Audit Committee has reviewed the Company's audited financial statements for the fiscal year ended January 31, 2005 as prepared by management and audited by Ernst & Young LLP, the Company's independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2005 be included in the Company's Annual Report on Form 10-K for that fiscal year.

Audit Committee of the Board of Directors Thomas Brosig Alan Feller Willem van Bokhorst Richard White

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees the Company paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2005	2004
Audit fees	$361,000	$286,000
Audit-related fees	8,000	15,000
Tax fees	107,000	131,000
All other fees	—	—
Total	$476,000	$432,000

Audit Fees.    Audit fees include services associated with the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K, review of financial statements included in the Company's quarterly reports on Form 10-Q, and statutory audits required internationally during each fiscal year.

Audit-related Fees.    Audit-related fees include assurance and other services that are related to the audit and review of the Company's financial statements. These services included consultation regarding compliance with the Sarbanes-Oxley Act of 2002 in fiscal 2004 and consultation regarding the sale of our joint venture interest in China and accounting for license renewal incentives in fiscal 2005.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP's independence and all of the above services were preapproved by the Audit Committee.

It is the Audit Committee's policy that it pre-approve all audit and permissible non-audit services to be performed by the Company's independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for the Company in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee's judgment, will not impair the accountants' independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant's independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT
OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as the independent certified public accountants of the Company for the fiscal year ending January 31, 2006. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited the financial statements of the Company for the fiscal year ended January 31, 2005. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN
THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND
RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

Comparative Performance by the Company

The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. This chart compares the Common Stock with (i) the S&P 500 Composite Index and (ii) the S&P Textiles Index, and assumes an investment of $100 on January 31, 2000 in each of the Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile Index.

G-III Apparel Group, Ltd.
Comparison of Cumulative Total Return
(January 31, 2000 − January 31, 2005)

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company's knowledge, the Company's directors, officers and beneficial owners of more than ten percent of the Company's Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, during fiscal 2005 except that George Winchell, a member of the Board of Directors who is not standing for re-election at the 2005 Annual Meeting, failed to timely file a Form 4 to report the exercise of a stock option and the receipt of a stock option award. This Form 4 was subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2003, the Audit Committee authorized the Company to enter into a lease agreement (the "Initial Lease") and management agreement with 345 West 37th Corp. ("345 Corp."), a company owned and managed by Morris Goldfarb and Aron Goldfarb. The Initial Lease covers space on the fifth floor of the building located at 345 West 37th Street, New York, New York (the "Premises"), parking spaces on the Premises and use of the billboard on the Premises. The annual rent under the Initial Lease is $168,000 per year through January 31, 2006. The Company also pays its pro rata share of operating expenses and real estate taxes. The Company agreed to pay 60% of the costs (not to exceed $60,000) associated with repair of the roof and boiler at the Premises. Under the terms of the management agreement, the Company provides management services with respect to the Premises, consisting primarily of administrative, bookkeeping, lease negotiation and oversight of building operations.

In January 2004, the Audit Committee approved the Company's entry into a second lease agreement with 345 Corp. pursuant to which the Company leased additional space on the Premises which will be used primarily for office space (the "Supplemental Lease"). The Company also agreed with 345 Corp. to extend the term of the Initial Lease to expire concurrently with the ten year term of the Supplemental Lease. The Company's rental cost for space on the Premises during fiscal 2005 was $200,000. The Company estimates its rental cost will be approximately $215,000 during the year ending January 31, 2006 and $228,000 for each year thereafter. In addition, the Company pays its pro rata share of operating expenses and real estate taxes plus a $25,000 annual contribution to the salaries of security and maintenance staff employed on the Premises.

During fiscal 2005, Jeffrey Goldfarb, the son of Chief Executive Officer and Director, Morris Goldfarb, was employed by the Company as director of business development, and was paid an aggregate salary and bonus of $107,000 for his services during the year.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2006 must be received by the Company no later than January 10, 2006 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors /s/ Wayne Miller WAYNE S. MILLER Secretary

Dated: May 4, 2005

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.
This Proxy Is Solicited By The Board of Directors For The
Annual Meeting of Stockholders To Be Held On June 9, 2005

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the "Corporation"), hereby constitutes and appoints Morris Goldfarb, Aron Goldfarb and Wayne S. Miller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 9, 2005, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

FOR the nominees listed below (except as marked to the contrary below)	WITHHOLDING AUTHORITY to vote for all the nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
Nominees: Morris Goldfarb, Thomas J. Brosig, Pieter Deiters, Alan Feller, Carl Katz, Willem van Bokhorst and Richard White.

(2)    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

   FOR                    AGAINST                    ABSTAIN

(3)    In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

(Continued on reverse side.)

(Continued)

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1 and 2. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors and FOR Proposal No. 2. Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

Please Date, Sign and Mail in the Enclosed Reply Envelope